Exhibit 10.1

CONFIDENTIAL

January 11, 2016

Craig M. Drinkhall

434 Pine Valley Drive

Bridgeville, PA   15017

Re: Severance Agreement

Dear Craig:

This letter agreement sets forth the complete terms under which your employment with Lumos Networks Operating Company and its affiliates (collectively, the “Company”) will cease.

1.Separation Date.  Your employment with the Company will terminate and your last day of employment will be January 15, 2016 (your "Separation Date").  After your Separation Date, you will no longer be an employee of the Company.  You also hereby resign from any officer or director position of the Company in which you may be serving.  You also hereby waive any claim for future employment with the Company.

2.Benefits.  As consideration for the General Release described in paragraph 8 of this letter agreement and the other consideration described herein, the receipt and adequacy of which are hereby acknowledged, the Company will provide you with the following benefits, subject to the terms and conditions in paragraphs 8 and 10 below:

(a)Severance Payments.  You, or after your death, your beneficiary, will receive fifty percent (50%) of your base salary in effect as of the date of this letter for seven (7) months in such periodic installments (your “Severance Payments”), not less frequently than monthly, as were being paid immediately prior to the Separation Date, beginning with a lump sum payment on the first payroll date occurring after the six months following your Separation Date or, if earlier, your death, equal to the payments you would have received prior to such date had the payments commenced immediately following your Separation Date, and subsequent installments in equal periodic installments thereafter, less any sums which may be required to be deducted or withheld under applicable provisions of law; and

(b)Non-Compete Payments.  You, or after your death, your beneficiary, will receive non-compete payments in an amount equivalent to fifty percent (50%) of your base salary in effect as of the date of this letter for seven (7) months in such periodic installments, not less frequently than monthly, as were being paid immediately prior to the Separation Date, beginning with a lump sum payment on the first payroll date occurring after the six months following your Separation Date or, if earlier, your death, equal to the payments you would have received had the payments commenced immediately following your Separation Date, and subsequent installments in equal periodic installments thereafter, less any sums which may be required to be deducted or withheld under applicable provisions of law; and

(c)Incentive Payment.  You, or after your death, your beneficiary, will receive, a lump sum payment equal to forty percent (45%) of your base salary in effect as of the date of this letter less any sums which may be required to be deducted or withheld under

Exhibit 10.1

applicable provisions of law. Such payment to be made no earlier than the time set forth in paragraph 10 below and not later than two and one-half (2 ½) months after the Separation Date.

(d)TIP Award.  You will not receive an award under the Lumos Networks Corp. Team Incentive Plan (the “TIP”) for the 2015 or 2016 plan years.

(e)Stock Awards.  Your unvested stock awards shall be vested or forfeited at the time set forth in paragraph 10 below as set forth on Exhibit A attached hereto.

Nothing in this letter agreement shall be deemed an admission by the Company or any parent, subsidiary or affiliate of the Company, or by you, of any violation of any agreement, statute, law, or right or of any wrongdoing of any kind.

3.Employee Benefits.  You also will receive the following employee benefits:

(a) For the seven (7) months following your Separation Date, the Company will subsidize your COBRA rates (no less frequently than monthly) for continuation of medical, dental, and vision coverage for you and your eligible dependents under the Company’s employee welfare benefit plans in which you and your dependents participated on the Separation Date, on the same terms as active employees.

(b) You will receive your vested benefits under the Company’s Savings and Security Plan in accordance with its terms.

(c)You and your dependents’ rights to benefits under the Company’s employee benefit plans in which you participate, if any, will be determined in accordance with the applicable plan documents, except as otherwise set forth in this letter.

4.Standard Payments.  You, or after your death, your beneficiary, will receive payments for earned and unpaid base salary accrued through your Separation Date and unreimbursed business and entertainment expenses incurred or otherwise payable through your Separation Date as are reimbursable under the Company's normal policies (payable not later than thirty (30) days after termination).  Payment of these items will be made in a manner consistent with normal check processing schedules of the Company.  Payment of unreimbursed medical, dental and other employee benefit expenses shall be paid pursuant to the terms of the applicable benefit plans.

5.Accord and Satisfaction.  You agree to sign and be bound by this letter agreement in order to receive from the Company those benefits described in paragraphs 2 and 3 to which you would not have been otherwise entitled in the absence of this letter agreement.  By signing this letter agreement, you accept the benefits described herein as a final accord and satisfaction of all payments and benefits due you from the Company relating to your employment, including, without limitation, any amounts that may be due you under the terms of your Employment Agreement dated February 6, 2012, which is attached as Exhibit B (your “Employment Agreement”), and you hereby waive any rights to receive any other payments and benefits from the Company other than as described in this letter agreement, including without limitation, any payments and benefits to which you may be entitled under your Employment Agreement.  You also acknowledge that you are not entitled to receive any payments or benefits under any severance plan, arrangement, program or policy of the Company.  Except as otherwise provided herein, this letter agreement constitutes the final and entire agreement between you and the Company on the subject matter herein, and no other representation, promise, or agreement

Exhibit 10.1

has been made to cause you to sign this letter agreement.  All other agreements regarding your employment or the subject matter therein shall be superseded by this letter agreement, except as expressly set forth herein.

6.Company Property.  You agree to return all Company property that is in your possession or in your home no later than seven (7) days after the Separation Date.

7.Non-Competition and Confidential Information.  You agree, acknowledge and affirm that Sections 5, 8 (other than Section 8(a)), 10, 11, 13 and 15 of your Employment Agreement remain in full force and effect and are not superseded, merged or otherwise affected by this letter agreement and that you will continue to be bound by the terms and conditions of Sections 5, 8 (other than Section 8(a) and except that the “Non-Competition Period” for purposes of this letter agreement shall be seven (7) months instead of twelve (12) months), 10, 11, 13 and 15 of your Employment Agreement.  You further agree that the covenants, prohibitions and restrictions contained in this letter agreement are in addition to, and not in lieu of, any rights or remedies that the Company may have available pursuant to the foregoing sections of your Employment  Agreement  or  the  laws  of  any jurisdiction, or the common law or equity, and the enforcement or non-enforcement by the Company of its rights and remedies pursuant to this letter agreement shall not be construed as a waiver  of any  other  rights  or  remedies that  it  may possess.  Any breach by you of this paragraph 7, or of Sections 5, 8 (other than Section 8(a)), 10, 11, 13 and 15 of your Employment Agreement, shall be grounds for termination of  any payments to be made or benefits to be delivered hereunder.   Additionally, in the event of any such breach, you agree to repay the Company gross value of any payment, the gross value of any benefits and the gross value of the shares which become vested, as described in paragraphs 2 and 3 of this letter agreement that you previously received pursuant to this letter agreement.

8.General Release.  For and in consideration of the payments and promises set forth in this letter agreement, and other good and valuable consideration, the sufficiency of which is hereby acknowledged, you hereby release, acquit, and forever discharge the Company, and all its affiliates, parents, subsidiaries, partners, joint venturers, owners, and shareholders, and all of its officers, directors, employees, representatives, and agents, and all successors and assigns thereof (each a "Released Party"), from any and all claims, charges, complaints, demands, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, entitlements, costs, losses, debts, and expenses (including attorneys' fees and legal expenses), of any nature whatsoever, known or unknown, which you now have, had, or may hereafter claim to have had against the Company or any other Released Party, of any kind or nature whatsoever, arising from any act, omission, transaction, matter, or event which has occurred or is alleged to have occurred up to the date you execute this letter agreement.

The claims knowingly and voluntarily released herein include, but are not limited to, all claims relating in any way to your employment with the Company or any Released Party, or the conclusion of that employment, whether such claims are now known or are later discovered, including claims under the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 1981, the Americans with Disabilities Act, the Family and Medical Leave Act, the Fair Labor Standards Act or other federal or state wage and hour laws, the Employee Retirement Income Security Act, claims for breach of contract, infliction of emotional distress, claims under any other federal or state law pertaining to employment or employment

Exhibit 10.1

benefits, and any other claims of any kind based on any contract, tort, ordinance, regulation, statute, or constitution; provided, however, that nothing in this Agreement shall be interpreted to release any claims which you may have for workers compensation benefits.  You acknowledge that this letter agreement is a complete defense and shall constitute a full and final bar to any claim by you based on any act, omission, transaction, matter, or event which has occurred or is alleged to have occurred up to the date you execute this letter agreement.

9.Non-Disparagement.  You agree not to make any statement or take any action that criticizes or disparages  the Company, any Released Party, their management or their practices or that disrupts or impairs their normal operations; and the Company agrees not to take any action that criticizes or disparages you, except that nothing in this letter agreement shall be interpreted to limit either of our rights to confer with counsel or to provide truthful testimony pursuant to subpoena, notice of deposition or as otherwise required by law.  This provision is in addition to, and not in lieu of, the substantive protections under applicable law relating to defamation, libel, slander, interference with contractual or business relationships, or other statutory, contractual, or tort theories.

10.Receipt and Effective Date.  You acknowledge that you have read and understand this letter agreement, that you are hereby provided a period of forty-five (45) calendar days after the Separation Date to consider its terms, and that you are hereby advised in writing to discuss its terms with an attorney or other advisor before  executing the letter agreement, and  that  your  execution  is  purely voluntary.  This letter agreement will not become effective and enforceable until seven (7) days after your execution.  You further understand that you may revoke this letter agreement within seven (7) calendar days after you have signed it by delivering written notice of revocation to Joseph Leigh, Lumos Networks Corp., 1 Lumos Plaza, Waynesboro, VA 22980.  If the end of such revocation period falls on a Saturday, Sunday or legal holiday in the Commonwealth of Virginia, the revocation period shall be extended until the next day that is not a Saturday, Sunday or legal holiday in the Commonwealth of Virginia.  Notwithstanding anything contained herein to the contrary, you understand and agree that, if you fail to sign the letter agreement on or before the expiration of forty-five (45) days after the Separation Date, or if you revoke the letter agreement before the expiration of the revocation period, this letter agreement shall be canceled and void and neither party shall have any rights or obligations arising under it, and you will not be entitled to receive any payments or benefits under this letter agreement not otherwise payable absent this letter agreement.  Notwithstanding any other provision of this letter agreement, no payments or benefits shall be made hereunder for the sixty (60) days immediately following the Separation Date except as set forth herein.  Any payments to be made or benefits to be delivered during such sixty (60) days will be delayed until the expiration of such sixty (60) days period.  Any payments that would otherwise have been paid during that time shall be accumulated and paid in a lump sum immediately after the expiration of such period. Any benefit to be delivered during such time may be continued at your expense, with you having the right to reimbursement immediately after the expiration of such period.  Any vesting of stock awards to occur shall occur only after the release becomes effective and enforceable and the revocation period expires without revocation of same.  You further acknowledge that the payments, benefits and vesting set forth in paragraphs 2 and 3 herein would not be otherwise payable in the absence of your agreement of the General Release in paragraph 8.

Exhibit 10.1

11.Severability.  Except as set forth below, the terms, conditions, covenants, restrictions, and other provisions contained in this letter agreement are separate, severable, and divisible.  If any term, provision, covenant, restriction, or condition of this letter agreement or part thereof, or the application thereof to any person, place, or circumstance, shall be held to be invalid, unenforceable, or void, the remainder of this letter agreement and such term, provision, covenant, or condition shall remain in full force and effect to the greatest extent practicable and permissible by law, and any such invalid, unenforceable, or void term, provision, covenant, or condition shall be deemed, without further action on the part of the parties hereto, modified, amended, limited, or deleted to the extent necessary to render the same and the remainder of this letter agreement valid, enforceable, and lawful.   In the event that any portion of the General Release in paragraph 8 is deemed void or unenforceable, the Company shall have no further obligation to provide any further benefits under paragraphs 2 and 3 above, and you agree to repay any benefits that have been paid or delivered previously.

12.Taxes.  You shall be responsible for any tax consequences of any payments made pursuant to this letter agreement, except for any applicable taxes that the Company withholds. You acknowledge and agree that the Company is not undertaking to advise you with respect to any tax consequences of this letter agreement, and that you are solely responsible for determining those consequences and satisfying all of your applicable tax obligations resulting from any payments described herein.

13.Assignment.  Your rights and obligations under this letter agreement are personal to you and may not be transferred by you by assignment or otherwise.

14.Non-Waiver.  Neither any course of dealing nor any failure or neglect of either party hereto in any instance to exercise any right, power, or privilege hereunder or under law shall constitute a waiver of that right, power, or privilege or of the same right, power, or privilege in any other instance.  Any waiver by either party hereto must be contained in a written instrument signed by the party to be charged with such waiver and, in the case of the Company, by its Chief Executive Officer.

15.Acknowledgements.  You acknowledge that you have read this letter agreement and understand its terms.  You have been provided with a full and fair opportunity to consult with an attorney of your choosing and to obtain any and all advice you deem appropriate with respect to this letter agreement.  In light of the foregoing, you are satisfied with the terms of this letter agreement and agree that its terms are binding upon you.

16.Non-Disclosure.  You covenant and agree that you will not disclose the existence or terms of this letter agreement to any person except (i) licensed attorney(s) for the purpose of obtaining legal advice, (ii) licensed or certified accountant(s) for purposes of preparing tax returns or other financial services, (iii) proceedings to enforce the terms of this letter agreement, or (iv) as otherwise required by law or court order.  However, nothing herein shall limit your ability to confer with legal counsel, to testify truthfully under subpoena or court order, or to cooperate with an investigation by a municipal, state or federal agency for enforcement of laws, and you may disclose the existence or terms of this letter agreement to your spouse or other

Exhibit 10.1

immediate family, provided you take reasonable measures to assure that she or they do not disclose the existence or terms of this letter agreement to a third party, except as otherwise allowed herein.  The foregoing non-disclosure will not apply to the existence and terms of this letter agreement on and after, but only to the extent that, they become public knowledge upon any filing with the SEC.

17.Previous Agreements.  You agree and specifically acknowledge that the Company and you are entering into this letter agreement for the purpose of amicably resolving any and all issues relating to your employment with the Company and its cessation.  This letter agreement supersedes any previous agreement(s), whether written or oral, that you may have had with the Company, including your Employment Agreement, and any other such agreement is merged into and extinguished by this letter agreement, except as expressly provided otherwise in this letter agreement.

18.Governing Law and Interpretation.  This letter agreement shall be deemed to be made in, and in all respects shall be interpreted, construed, and governed by and in accordance with the laws of the Commonwealth of Virginia, notwithstanding any choice of law provisions otherwise requiring application of other laws.  It shall be interpreted according to the fair meaning of the terms herein and not strictly in favor of, or against, either party.

19.Amendments.  No amendment or modification of this letter agreement shall be binding or effective for any purpose unless made in a writing signed by the party against whom enforcement of such amendment or modification is sought.

20.Section 409A.  Notwithstanding any other provision of this letter agreement, it is intended that any payment or benefit provided hereto that is considered nonqualified deferred compensation subject to Section 409A of the Code will be provided and paid in a manner, and at such time and in such form, as complies with the applicable requirements of Section 409A of the Code.  For purposes of this letter agreement, all rights to payments and benefits hereunder will be treated as rights to a series of separate payments and benefits to the fullest extent allowable by Section 409A of the Code.  Notwithstanding any other provision of this letter agreement, however, neither the Company nor any of its Released Parties shall be liable to you in the event any provision of this letter agreement fails to comply with, or be exempt from, Section 409A of the Code.

21.Beneficiary.  You have designated your spouse, Katherine Drinkhall, as your beneficiary under this Agreement.  You may change your beneficiary designation, so long as such change in designation is in writing and delivered to Joseph Leigh or his successor, at the address set forth in paragraph 10 above, prior to your death.  Your beneficiary shall be entitled to receive any payments owed to you after your death, and to exercise any rights you had prior to your death, to the extent such payments or rights are to continue after your death.

22.Indemnification.  Nothing in this letter agreement shall affect your right to indemnification for any claims or liabilities arising from your acts and/or omissions as an officer or director of the Company to the extent provided by law or the governing documents of the Company.

Exhibit 10.1

Please sign and date in the first space below to accept the terms of this letter agreement and return the executed letter agreement to me for the Company’s files.

If you have any questions, please let me know

                           LUMOS NETWORKS OPERATING COMPANY

By:	/s/ Timothy Biltz	1/11/2016
	Timothy Biltz	Date
President & Chief Executive Officer

Acknowledged and Agreed:
By:	/s/ Craig M. Drinkhall	1/11/2016
	Craig M. Drinkhall	Date

* * * * * *

IN WITNESS WHEREOF, the undersigned has signed and executed this letter agreement on the date set forth below as an expression of his intent to be bound by the foregoing terms of this letter agreement.

By:	/s/ Craig M. Drinkhall	1/11/2016
	Craig M. Drinkhall	Date

Sworn to and subscribed before me this _______ day of _______________, 201__.

________________________________________________

Notary Public

[Seal]

Exhibit 10.1

Exhibit A

Stock Awards

Drinkhall, Craig
Portfolio Summary of Unvested Grants as of 12/7/2015
						Gain / Loss	Unvested		Severance Agreement Terms
	Grant Type	Grant Number	Quantity	Grant Date	Grant Price	of Unvested Balance	Balance	Vesting Schedule of Unvested Balance	Vest	Vested Value	Forfeit
	ISO	100922	9,706	2/6/2012	$16.21	($10,217.67)	2,427	100% Vests 2/6/2016			9,706
	ISO	101008	6,574	1/8/2014	$20.58	($56,404.92)	6,574	1/7 vests 1/8/2016; 3/7 vests 1/8/2017; 3/7 vests 1/8/2018			6,574
	NQSO	101008N	10,926	1/8/2014	$20.58	($56,207.58)	6,551	1/2 vests 1/8/2016; 1/4 vests 1/8/2017; 1/4 vests 1/8/2018			10,926
	ISO	101009	16,447	3/1/2013	$11.31	$7,647.27	11,083	1/3 vests 3/1/2016; 1/3 vests 3/1/2017; 1/3 vests 3/1/2018			16,447
	RSA	300416	12,000	3/1/2013	$0.00	$144,000.00	12,000	100% Vests 3/1/2016	12,000	$144,000
	RSA	300387	6,180	3/1/2013	$0.00	$74,160.00	6,180	1/3 vests 3/1/2016; 1/3 vests 3/1/2017; 1/3 vests 3/1/2018	2,060	$24,720	4,120
	RSA	300498	7,500	1/8/2014	$0.00	$90,000.00	7,500	100% Vests1/8/2017			7,500
	RSA	300542	50,000	3/9/2015	$0.00	$600,000.00	50,000	100% vests 3/9/2018			50,000
Total Portfolio:			119,333			$915,807.27	102,315		14,060	$168,720	168,720

Exhibit B

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”), dated as of February 6, 2012 between Craig M. Drinkhall (the “Executive”), Lumos Networks Operating Company, a Delaware corporation (the “Company”), recites and provides as follows:

WHEREAS, the Company considers it essential to the best interests of its shareholders to foster the continuing employment of its key management personnel;

WHEREAS, the Board of Directors of the Company (the “Board”) expects that the Executive will make substantial contributions to the growth and prospects of the Company; and

WHEREAS, the Executive will serve the Company in reliance upon the undertakings of the Company contained herein.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein, the receipt and sufficiency of which are hereby acknowledged by each of the parties, the Company and the Executive agree as follows:

1. Employment.

(a) Position.  On the terms and subject to the conditions set forth herein, the Company agrees to employ the Executive as Vice President throughout the Employment Term (as defined below).  At the request of the Board and without additional compensation, the Executive shall also serve as an officer and/or director of any or all of the subsidiaries of the Company.

(b) Duties and Responsibilities.  The Executive shall have such duties and responsibilities that are consistent with the Executive’s position as the Board determines and shall perform such duties and carry out such responsibilities to the best of the Executive’s ability for the purpose of advancing the business of the Company and its subsidiaries.  Subject to the provisions of Section 1(c) below, during the Employment Term the Executive shall devote the Executive’s full business time, skill and attention to the business of the Company and its subsidiaries, and, except as specifically approved by the Board, shall not engage in any other business activity or have any other business affiliation.

(c) Other Activities.  Anything in this Agreement to the contrary notwithstanding, as part of the Executive’s business efforts and duties on behalf of the Company, the Executive may participate fully in social, charitable and civic activities, and, if specifically approved by the Board, the Executive may serve on the boards of directors of other companies, provided that such activities do not unreasonably interfere with the performance of, and do not involve a conflict of interest with, the Executive’s duties or responsibilities hereunder.

2. Employment Term.   The “Employment Term” hereunder shall continue in full force and effect until December 31, 2013 unless terminated earlier pursuant to the terms and conditions of this Agreement.  Thereafter, the Employment Term will renew hereunder automatically for successive one-year periods unless either party gives written notice to the other not less than six (6) months prior to the end of Employment Term hereof (or any subsequent anniversary, as the case may be) that such party does not wish the Employment Term to be so extended, and under such circumstances, the Employment Term and this Agreement will terminate by its terms, and without liability to either party, on December 31, 2013 (or such subsequent anniversary, as the case may be).  Notwithstanding the foregoing, upon the occurrence of a “Change in Control” (as such term is defined in Section 4(e)(iv)), the Employment Term shall be automatically extended so that the Employment Term shall continue in full force and effect until the date which is twenty-four (24) months from the date of a

Exhibit 10.1

Change in Control and thereafter will renew automatically as of such date and successive one-year periods thereafter, unless prior notice is given, as provided above.

3. Compensation.   During the Employment Term, the Company will pay and/or otherwise provide the Executive with compensation and related benefits as follows:

(a) Base Salary.  The Company agrees to pay the Executive, for services rendered hereunder, a base salary at the annual rate of $180,000 (the “Base Salary”).  The Executive’s Base Salary will be reviewed annually throughout the Employment Term by the Compensation Committee of the Board. Notwithstanding anything in this Agreement to the contrary, the Company may reduce the Executive’s Base Salary by up to ten percent (10%) during the Employment Term, but only as part of a salary reduction program pursuant to which the Base Salaries of all Vice Presidents are reduced by the same percentage at the same time and for the same period of time.  The Base Salary shall be payable in equal periodic installments, not less frequently than monthly, less any sums which may be required to be deducted or withheld under applicable provisions of law.  The Base Salary for any partial year shall be prorated based upon the number of days elapsed in such year.

(b) Stock-Based Incentive Compensation.  The Executive shall be eligible to participate in the Company’s stock-based incentive compensation plan pursuant to its terms (“Stock-Based Incentive Payment”).

(c) Team Incentive Plan.  The Executive shall be eligible to participate in the Company’s team incentive plan with an annual incentive target of forty-five percent (45%) of Base Salary (“Incentive Payment”), subject to achievement of such program’s objectives and final approval of the Board. Notwithstanding the foregoing or the terms of the team incentive plan, the full Incentive Payment the Executive is eligible to receive under the team incentive plan based on objective performance factors must be paid and cannot be reduced or eliminated as a result of individual performance factors other than as a result of a good faith determination by the Board.  The Incentive Payment, if any, shall be payable on or before the March 15 immediately following the end of the year in which the Incentive Payment vests and is no longer subject to a substantial risk of forfeiture within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

(d) Benefits.  During the Employment Term (and thereafter to the extent expressly provided herein), the Executive shall be entitled to participate in all of the Company’s employee benefit plans applicable to the Company’s comparable senior executives according to the terms of those plans.  In addition to the foregoing compensation, the Company agrees that during the Employment Term it shall provide to the Executive a monthly automobile allowance pursuant to Company policy payable in equal periodic installments, not less frequently than monthly, less any sums which may be required to be deducted or withheld under applicable provisions of law.

(e) Vacation.  The Executive shall be entitled to a minimum of four (4) weeks of vacation annually, during which time the Executive shall receive compensation in accordance with the terms of this Agreement.

(f) Term Life Insurance.  During the Employment Term, and in addition to any other benefits to which Executive shall be entitled, the Company agrees to pay the premiums on a term life insurance contract covering the Executive that pays a death benefit of at least $160,000.  The Company in its discretion shall select the term life insurance contract on which it will pay the premiums; but the Executive shall be the owner of such contract and will be or will designate the beneficiary of such contract.  The Company (i) will include and report such premium payments in the Executive’s taxable income to the extent required under applicable law and (ii) also will pay to the Executive an additional payment in an amount such that after

Exhibit 10.1

payment by the Executive of all taxes imposed on the additional payment, the Executive retains an amount of the additional payment equal to the taxes imposed upon the Executive with respect to the Company’s payment of the premiums on the term life insurance contract.  The amount of the additional payment shall be determined based on the Executive’s likely effective rates of federal, state and local income taxation for the calendar year in which the additional payment is to be made, net of the likely reduction in federal income taxes that is obtained from any deduction of state and local taxes.  Such premium payments and additional payments for taxes shall be paid on or before the March 15 immediately following the end of the year in which the premiums on such term life insurance contract accrued (provided the Executive was employed at such time).  Executive agrees, for purposes of calculating the amount of the additional payment, to provide the Company such information as the Company may reasonably request to determine the amount of the additional payment and to cooperate with the Company in good faith in order to effectively make such determination.  The Company shall hold all such information secret and confidential and shall not, without the prior written consent of the Executive or as otherwise may be required by law or legal process, communicate or divulge such information to anyone other than the Company and those in need of such information for purposes of determining the amount of the additional payment.  Notwithstanding any other provision of this Agreement, in the event the term life insurance contract described herein extends beyond the termination of Executive’s employment with the Company, the Executive, and not the Company, shall be obligated to pay the premiums on such term life insurance contract accruing after the Executive’s termination of employment with the Company.  Notwithstanding any other provision of this Agreement, if the Company’s preferred insurance providers, for whatever reason, are unwilling to insure the Executive on commercially reasonable terms, the Company will pay to the Executive an annual amount equal to the average life insurance premium paid to insure other Executives on a prorated cost per thousand basis (grossed up as described above) in lieu of the term life insurance described in this paragraph.  Such annual amount (prorated if the Executive is not employed for the full year) shall be paid on or before the March 15 immediately following the end of the year in which such term life insurance contract otherwise would have been provided.

4. Termination of Employment.

(a) By the Company For Cause.  The Company may terminate the Executive’s employment under this Agreement at any time for Cause (as defined in Section 4(e)) and shall provide written notice of termination to the Executive (which notice shall specify in reasonable detail the basis upon which such termination is made).  Notwithstanding the foregoing, in no event, shall any termination of employment be deemed for Cause unless the Executive’s employment is terminated within one hundred eighty (180) days of when the Company learns of the act or conduct that constitutes Cause and the Board of Directors concludes that the situation warrants a determination that the Executive’s employment terminated for Cause.  In the event the Executive’s employment is terminated for Cause, all provisions of this Agreement (other than Sections 5 through 15 hereof) and the Employment Term shall be terminated; provided, however, that such termination shall not divest the Executive of any previously vested benefit or right unless the terms of such vested benefit or right specifically require such divestiture where the Executive’s employment is terminated for Cause.  In addition, the Executive shall be entitled to payment of the Executive’s earned and unpaid Base Salary to the date of termination payable as described above.  The Executive also shall be entitled to unreimbursed business and entertainment expenses in accordance with and payable at the same time set forth in, the Company’s policy (but no later than thirty (30) days after the date of termination), and unreimbursed medical, dental and other employee benefit expenses payable in accordance with the Company’s applicable employee benefit plans (the payments and benefits described in this subsection (a) herein after referred to as the “Standard Termination Payments”).

(b) Upon Death or Disability.  If the Executive dies, all provisions of Section 3 of this Agreement (other than rights or benefits arising as a result of such death) and the Employment Term shall be

Exhibit 10.1

automatically terminated; provided, however, that an amount equal to the earned and unpaid Incentive Payments to the date of death and the Standard Termination Payments shall be paid, as described above, to the Executive’s surviving spouse or, if none, the Executive’s estate (as set forth above), and the death benefits under the Company’s employee benefit plans shall be paid to the Executive’s beneficiary or beneficiaries as properly designated in writing by the Executive, in accordance with the Company’s applicable employee benefit plans.  If the Executive is unable to perform the essential functions of the Executive’s job under this Agreement, with or without reasonable accommodation, by reason of physical or mental disability or incapacity (“Disability”) and such disability or incapacity shall have continued for any period aggregating six (6) months within any twelve (12) consecutive months, the Company may terminate the Executive’s employment, this Agreement and the Employment Term at any time thereafter. In such event, the Executive shall be entitled to receive the Executive’s normal compensation hereunder during said time of disability or incapacity, and shall thereafter be entitled to receive the “Disability Incentive Payment” (as described in the penultimate sentence of this subsection (b)), payable no later than two and a half (2 ½) months after the Company terminates the Executive’s employment, and the earned and unpaid Incentive Payments to the date of termination of the Executive’s employment and the Standard Termination Payments, payable as described above.  The portion of the payment representing the Disability Incentive Payment shall be paid in a lump sum determined on a net present value basis, using a reasonable discount rate determined by the Board.  The Disability Incentive Payment shall be equal to the target Incentive Payment that the Executive would have been eligible to receive for the year in which the Employment Term is terminated multiplied by a fraction, the numerator of which is the number of days in such year before and including the day of termination of the Employment Term and the denominator of which is the total number of days in such year.

(c) By the Company Without Cause.

(i) The Company may terminate the Executive’s employment under this Agreement at any time without Cause (for purposes of clarity, it is acknowledged that expiration of the Employment Term (including notice of non-renewal) shall not be considered a termination without Cause), and other than by reason of the Executive’s death or disability.  The Company shall provide written notice of termination to the Executive, which notice shall specify the effective date of such termination and that the termination is without Cause (the “Termination Date”).  If the Termination Date is later than the date of the notice, then from the date of the notice through the Termination Date, the Executive shall continue to perform the normal duties of the Executive’s employment hereunder, and shall be entitled to receive when due all compensation and benefits applicable to the Executive hereunder, payable as described above.  Thereafter, conditioned upon the Executive executing and not revoking an effective general release in favor of the Company, the Board and their affiliates, in a form mutually acceptable to both parties hereto, within sixty (60) days after termination of the Executive’s employment, the Company shall pay the Executive the amounts set forth in this subsection (c) (except for the amounts set forth in subsection (c)(iii) which shall be paid as set forth below regardless of whether the Executive executes such release).  Under such circumstances, subject to subsection (c)(v) and Section 19 below, the Company shall pay the Executive an amount equal to fifty percent (50%) of the Executive’s Base Salary for a period of twelve (12) months beginning immediately after the Termination Date (the “Termination Period”), in such periodic installments as were being paid immediately prior to the Termination Date, no less frequently than monthly, less any sums which may be required to be deducted or withheld under applicable provisions of law.

(ii) Subject to subsection (c)(v) and Section 19 below, the Company shall pay the Executive a lump sum, determined on a net present value basis, using a reasonable discount rate determined by the Board, equal to the full target Incentive Payment for the year that includes the Termination Date multiplied by a fraction, the numerator of which is the number of weeks in the Termination Period and the denominator of which is fifty-two (52), no later than two and a half (2 ½) months after the Termination Date.

Exhibit 10.1

(iii) The Company shall also be obligated to pay to the Executive the earned and unpaid Incentive Payments to the Termination Date and the Standard Termination Payments (as described above).

(iv) During the Termination Period, subject to subsection (c)(v) and Section 19 below, the Executive and the Executive’s dependents will be entitled to continued participation in the “employee welfare benefit plans” (as defined in Section 3(1) of the Employee Retirement Income Security Act of 1974) in which the Executive and the Executive’s dependents participated on the Executive’s Termination Date with respect to any such plans for which such continued participation is allowed pursuant to applicable law and the terms of the plan on the same terms as active employees (with the Company to pay or reimburse the Executive for such continued participation on a monthly basis).  In lieu of coverage for which such continued participation is not allowed, subject to subsection (c)(v) and Section 19 below, the Executive will be reimbursed, on a net after-tax basis, on a monthly basis, for the cost of individual insurance coverage for the Executive and the Executive’s dependents under a policy or policies that provide benefits (other than disability coverage) not less favorable than the benefits (other than disability coverage) provided under such employee welfare benefit plans.  Notwithstanding the foregoing, the coverage or reimbursements for coverage provided under this subsection (iv) shall cease if the Executive and/or the Executive’s dependents become covered under an employee welfare benefit plan of another employer of the Executive that provides the same or similar type of benefits.

(v)Notwithstanding any of the foregoing provisions, any payments to be made, or benefits to be delivered, under this subsection (c) (except for the amounts set forth in subsection (c)(iii) above) within the sixty (60) days after the Termination Date shall be accumulated and paid in a lump sum on the first payroll date occurring more than sixty (60) days, and less than two and a half (2 ½) months, after the Termination Date, provided the Executive executes the release described above and the applicable revocation period thereunder expires within the time described above without the Executive having elected to revoke the release.  Any benefits to be provided to the Executive during such time may be provided at the Executive’s expense with the Executive having the right to reimbursement of such amounts at the time described above.

(d)By the Executive.  The Executive may terminate the Executive’s employment, and any further obligations which the Executive may have to perform services on behalf of the Company hereunder at any time after the date hereof; by sending written notice of termination to the Company not less than sixty (60) days prior to the effective date of such termination. During such sixty (60) day period, the Executive shall continue to perform the normal duties of the Executive’s employment hereunder, and shall be entitled to receive when due all compensation and benefits applicable to the Executive hereunder, payable as described above. Except as provided below, if the Executive shall elect to terminate the Executive’s employment hereunder (other than as a result of the Executive’s death or disability), then the Executive shall remain vested in all vested benefits provided for hereunder or under any benefit plan of the Company in which the Executive is a participant and shall be entitled to receive the earned and unpaid Incentive Payments to the date of termination of the Executive’s employment and the Standard Termination Payments (as set forth above), but the Company shall have no further obligation to make payments or provide benefits to the Executive under Section 3 hereof.  Anything in this Agreement to the contrary notwithstanding, the termination of the Executive’s employment by the Executive for Good Reason (as defined in Section 4(e)), shall be deemed to be a termination of the Executive’s employment without Cause by the Company for purposes of this Agreement, and the Executive shall be entitled to the payments and benefits set forth in Section 4(c) above, payable as described above, subject to the Executive executing and not revoking a general release in favor of the Company, the Board and their affiliates, in a form mutually acceptable to both parties hereto, within sixty (60) days after the termination of Executive’s employment.  Notwithstanding the foregoing, in no event shall any termination of employment by the Executive be deemed for Good Reason unless the Executive terminates employment within one hundred eighty (180) days of when the Executive learns of the act or conduct that constitutes Good Reason.

Exhibit 10.1

(e) Definitions.  For purposes of this Agreement, the following definitions will apply:

1. Cause.  The term “Cause” means:  (i) gross or willful misconduct; (ii) willful and repeated failure to comply with the lawful directives of the Board or any supervisory personnel; (iii) any criminal act or act of dishonesty or willful misconduct that has a material adverse impact on the property, operations, business or reputation of the Company or its subsidiaries or any act of fraud, dishonesty or misappropriation involving the Company or its subsidiaries; (iv) any conviction or plea of guilty or nolo contendere to a felony (other than traffic offenses) or a crime involving dishonesty; (v) the material breach of the terms of any confidentiality, non-competition, non-solicitation or employment agreement the employee has with the Company or its subsidiaries; (vi) acts of malfeasance or negligence in a matter of material importance to the Company or its subsidiaries; (vii) the material failure to perform the duties and responsibilities of employee’s position after written notice and a reasonable opportunity to cure (not to exceed ninety (90) days); (viii) grossly negligent conduct; or (ix) activities materially damaging to the property, operations, business or reputation of the Company or its subsidiaries (it being understood that conduct or activities pursuant to employee’s exercise of good faith business judgment shall not be in violation of  this Section 4(e)(i)).

2. Good Reason.  “Good Reason” means, after written notice by the Executive to the Board, and a reasonable opportunity for the Company to cure (not to exceed forty-five (45) days), that (i) the Executive’s Base Salary is not paid or is reduced by more than ten percent (10%) in the aggregate or other than as part of a salary reduction program pursuant to which the Base Salaries of all Vice Presidents are reduced by the same percentage at the same time and for the same period of time, (ii) the Executive’s target Incentive Payment is reduced, (iii) the Executive’s job duties and responsibilities are diminished; provided that so long as the Executive retains the title Vice President or higher, a division of, or change in responsibilities or change in title, of the Executive shall not constitute a "diminution" under this subparagraph (iii), (iv) the Executive is required to relocate to a facility more than fifty (50) miles from Waynesboro, Virginia, (v) the Executive is not provided benefits (e.g., health insurance) that are comparable in all material respects to those previously provided to the Executive, (vi) the Executive is directed by the Board or an officer of the Company or an affiliate (or the Company’s successor or an affiliate thereof) to engage in conduct that Company counsel, or mutually agreed upon counsel if requested by the Executive, has advised is likely to be illegal and that such counsel states with specificity why such direction is likely to be illegal (including a proposal for modification of such direction which in counsel’s opinion would not be likely to be illegal), or (vii) the Executive is directed by the Board or an officer of the Company or an affiliate (or the Company’s successor or an affiliate thereof) to refrain from acting and Company counsel, or mutually agreed upon counsel if requested by the Executive, has advised that such failure to act is likely to be illegal and that such counsel states with specificity why such direction is likely to be illegal (including a proposal for modification of such direction which in counsel’s opinion would not be likely to be illegal).  If the Executive is directed to engage in conduct that he reasonably believes is likely to be illegal or to refrain from acting and the Executive reasonably believes that such failure to act is likely to be illegal, the Executive can express such reservations to the Board or directing officer, and the Company shall, at its expense, engage Company counsel, or mutually agreed upon counsel if requested by the Executive, to advise as to whether such conduct or failure to act is likely to be illegal.  Subject to the last sentence of Section 4(d) hereof, if any of the events occur that would entitle the Executive to terminate the Executive’s employment for Good Reason hereunder and the Executive does not exercise such right to terminate the Executive’s employment, any such failure shall not operate to waive the Executive’s right to terminate the Executive’s employment for that or any subsequent action or actions, whether similar or dissimilar, that would constitute Good Reason. For purposes of clarity, it is acknowledged that expiration of the Employment Term (including notice of non-renewal) shall not be considered “Good Reason” hereunder.

(iii)Change in Control.  “Change in Control” means any of the following described in clauses (I) through (IV) below, provided that a “Change in Control” shall not mean any event listed in clauses (I) through (IV) that occurs directly or indirectly as a result of or in connection with Quadrangle Capital Partners

Exhibit 10.1

LP, a Delaware limited partnership, Quadrangle Select Partners LP, a Delaware limited partnership, Quadrangle Capital Partners – A LP, a Delaware limited partnership, and Quadrangle NTELOS Holdings II LP, a Delaware limited partnership (collectively the “Quadrangle Entities”) and/or their Affiliates, related funds and co-investors becoming the owner or “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Holdings representing more than fifty-one percent (51%) of the combined voting power of the then outstanding securities, or the shareholders of Holdings approve a merger, consolidation or reorganization of Holdings with any other company and such merger, consolidation or reorganization is consummated, and after such merger, consolidation or reorganization any of the Quadrangle Entities or their respective Affiliates, related funds and co-investors acquire more than fifty-one percent (51%) of the combined voting power of Holdings’ then outstanding securities:

(I) any Person is or becomes the owner or “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Holdings representing more than fifty-one percent (51%) of the combined voting power of the then outstanding securities;

(II) consummation of a merger, consolidation or reorganization of Holdings with any other company, or a sale of all or substantially all the assets of Holdings (a “Transaction”), other than (i) a Transaction that would result in the voting securities of Holdings outstanding immediately prior thereto continuing to represent either directly or indirectly more than fifty-one percent (51%) of the combined voting power of the then outstanding securities of Holdings or such surviving or purchasing entity;

(III) the shareholders of Holdings approve a plan of complete liquidation of Holdings and such liquidation is consummated; or

(IV) During any period of twelve (12) consecutive months commencing on February 13, 2006, (i) the individuals who constituted the Board of Directors of Holdings on February 13, 2006, and (ii) any new director who either (A) was elected by the Board of Directors of Holdings or nominated for election by Holdings’ stockholders and whose election or nomination was approved by a vote of more than fifty percent (50%) of the directors then still in office who either were directors on February 13, 2006, or whose election or nomination for election was previously so approved or (B) was appointed to the Board of Directors of Holdings pursuant to the designation of Quadrangle Entities, cease for any reason to constitute a majority of the Board.

For purposes of the foregoing, “Person” means an individual, corporation, limited liability company, partnership, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

For purposes of the foregoing, “Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person.

5. Confidential Information.  The Executive understands and acknowledges that during the Executive’s employment with the Company, the Executive has been and will be making use of, acquiring or adding to the Company’s Confidential Information (as defined below).  In order to protect the Confidential Information, the Executive will not, during the Executive’s employment with the Company or at any time thereafter, in any way utilize any of the Confidential Information except in connection with the Executive’s employment by the Company.  The Executive will not at any time use any Confidential Information for the

Exhibit 10.1

Executive’s own benefit or the benefit of any person except the Company.  At the end of the Executive’s employment with the Company, the Executive will surrender and return to the Company any and all Confidential Information in the Executive’s possession or control, as well as any other Company property that is in the Executive’s possession or control.  The Executive acknowledges and agrees that any breach of this Section 5 would be a material breach of this Agreement.  The term “Confidential Information” shall mean any information that is confidential and proprietary to the Company and is not known or made available to the public (other than as a result of a breach of this Agreement by the Executive), including but not limited to the following general categories:

(i) trade secrets;

(ii) lists and other information about current and prospective customers;

(iii)plans or strategies for sales, marketing, business development, or system build-out;

(iv) sales and account records;

(v)prices or pricing strategy or information;

(vi) current and proposed advertising and promotional programs;

(vii) engineering and technical data;

(viii) the Company’s methods, systems, techniques, procedures, designs, formulae, inventions and know-how; personnel information;

(ix) legal advice and strategies; and

(x) other information of a similar nature not known or made available to the public or the Company’s Competitors (as defined in Section 8).

Confidential Information includes any such information that the Executive may prepare or create during the Executive’s employment with the Company, as well as such information that has been or may be created or prepared by others.  This promise of confidentiality is in addition to any common law or statutory rights of the Company to prevent disclosure of its Trade Secrets and/or Confidential Information.

6. Return of Documents.   All writings, records and other documents and things containing any Confidential Information in the Executive’s custody or possession shall be the exclusive property of the Company, shall not be copied and/or removed from the premises of the Company, except in pursuit of the business of the Company, and shall be delivered to the Company, without retaining any copies, upon the termination of the Executive’s employment or at any time as requested by the Company.

7. Reaffirm Obligations.   Upon termination of the Executive’s employment with the Company, the Executive shall, if requested by the Company, reaffirm in writing Employee’s recognition of the importance of maintaining the confidentiality of the Company’s proprietary information and trade secrets and reaffirm all of the obligations set forth in Section 5 of this Agreement.

8. Non-Compete; Non-Solicitation.   The Executive agrees that:

Exhibit 10.1

(a) While the Executive is employed by the Company, the Executive will not, directly or indirectly, compete with the business conducted by the Company, and the Executive will not, directly or indirectly, provide any services to a Competitor.

(b) For a period of twelve (12) months (the “Non-Competition Period”) after the Executive’s employment with the Company ends for any reason, the Executive will not compete with the Company by performing or causing to be performed the same or similar types of duties or services that the Executive performed for the Company for a Competitor of the Company in any capacity whatsoever, directly or indirectly, within any city or county of the continental United States in which, at the time the Executive’s employment with the Company ends, the Company provides services or products, offers to provide services or products, or has documented plans to provide or offer to provide services or products within the Non-Competition Period provided that the Executive has knowledge of those plans at the time the Executive’s employment with the Company ends (the “Service Area”).  Additionally, the Executive agrees that during the Non-Competition Period, the Executive will not, directly or indirectly, sell, attempt to sell, provide or attempt to provide, any wireline telecommunications services, including but not limited to internet services, to any person or entity who was a customer or an actively sought prospective customer of the Company, at any time during the Executive’s employment with the Company.  The restrictions set forth above shall immediately terminate and shall be of no further force or effect in the event of a default by the Company in the payment of any consideration, if any, to which the Executive is entitled under Section 8(i) below, which default is not cured within thirty (30) days after written notice thereof.  The Executive acknowledges and agrees that because of the nature of the Company’s business, the nature of the Executive’s job responsibilities, and the nature of the Confidential Information and Trade Secrets of the Company which the Company will give the Executive access to, any breach of this provision by the Executive would result in the inevitable disclosure of the Company’s Trade Secrets and Confidential Information to its direct competitors.

(c) While the Executive is employed by the Company and during the Non-Competition Period, the Executive will not, directly or indirectly, solicit or encourage any employee of the Company to terminate employment with the Company; hire, or cause to be hired, for any employment by a Competitor, any person who within the preceding twelve (12) month period has been employed by the Company, or assist any other person, firm, or corporation to do any of the acts described in this subsection (c).

(d) The Executive acknowledges and agrees that the Company has a legitimate business interest in preventing him from engaging in activities competitive with it as described in this Section 8 and that any breach of this Section 8 would constitute a material breach of this Section 8 and this Agreement.

(e) The Company may notify anyone employing the Executive or evidencing an intention to employ the Executive during the Non-Competition Period as to the existence and provisions of this Agreement and may provide such person or organization a copy of this Agreement.  The Executive agrees that the Executive will provide the Company with a notice containing the identity of any employer the Executive plans to go to work for during the Non-Competition Period along with the Executive’s anticipated job title, anticipated job duties with any such employer, and anticipated start date.  The Company will analyze the proposed employment and make a determination as to whether it would violate this Section 8.  The Company will notify the Executive in writing within ten (10) business days following the receipt of the Executive’s notice as to whether or not the Company objects to the proposed employment.   The Executive further agrees to provide a copy of this Agreement to anyone who employs the Executive during the Non-Competition Period.

(f)  The Executive acknowledges and agrees that this Section 8 is intended to limit the Executive’s right to compete only to the extent necessary to protect the Company’s legitimate business interest.  The Executive acknowledges and agrees that the Executive will be reasonably able to earn a livelihood without violating the terms of this Section 8.  If any of the provisions of this Section 8 should ever be deemed to exceed

Exhibit 10.1

the time, geographic area, or activity limitations permitted by applicable law, the Executive agrees that such provisions may be reformed to the maximum time, geographic area and activity limitations permitted by applicable law, and the Executive authorizes a court or other trier of fact having jurisdiction to so reform such provisions.  In the event the Executive breaches any of the restrictions or provisions set forth in this Section 8, the Executive waives and forfeits any and all rights to any further benefits under this Agreement, including but not limited to the consideration set forth in subsection (i) below as well as any additional payments, compensation, benefits or severance pay he may otherwise be entitled to receive under this Agreement.  Additionally, in the event the Executive breaches any of the restrictions or provisions set forth in this Section 8, the Executive agrees to repay the Company for any of the consideration set forth in subsection (i) below that the Executive received prior to the breach as well as any additional payments, compensation, benefits or severance pay the Executive might otherwise have previously received under Section 4(c) of this Agreement.

(g) For purposes of this Section 8, the following definitions will apply:

(i) “Directly or indirectly” as used in this Agreement includes an interest in or participation in a business as an individual, partner, shareholder, owner, director, officer, principal, agent, employee, consultant, trustee, lender of money, or in any other capacity or relation whatsoever. The term includes actions taken on behalf of the Executive or on behalf of any other person. “Directly or indirectly” does not include the ownership of less than five percent (5%) of the outstanding shares of any corporation, if such shares are publicly traded in the over-the-counter market or listed on a national securities exchange.

(ii) “Competitor” as used in this Agreement means any person, firm, association, partnership, corporation or other entity that competes or attempts to compete with the Company by providing or offering to provide wireline telecommunications services, including but not limited to internet services, within any city or county in which the Company provides or offers those services or products.

(h) Notwithstanding any other provision of this Section 8, the Executive will not be considered to have violated any prohibition against competing with the Company for engaging in any of the following activities: (1) being employed or retained by (i) any parent, subsidiary or affiliate organization of any Competitor where that parent, subsidiary or affiliate organization does not itself, and the Executive’s employment will not cause the Executive to, compete or attempt to compete with the Company by providing or offering to provide wireline telecommunications services, including but not limited to internet services, within the Service Area or (ii) any Competitor, directly or indirectly, so long as Executive’s employment or service does not relate to (A) working principally within the Service Area or (B) activities that would benefit the Competitor principally within the Service Area; or (2) working or providing services within the Service Area so long as the Executive’s employment or service does not relate to the type of services provided or offered by the Company within that Service Area or to services for which the Company has documented plans to provide, offer or supply within that Service Area at the time of Executive’s termination of employment; or (3) selling or attempting to sell wireline telecommunications services, including but not limited to internet services, so long as the services or products, which the Executive is selling or attempting to sell to a customer, do not relate to the type of services or products provided or offered by the Company to such customer or for which the Company has documented plans to provide, offer or supply to such customer at the time of Executive’s termination of employment; provided,  however, that the Executive is nevertheless prohibited from: (i) selling, attempting to sell, and providing or attempting to provide, to any person who was a customer, or who was actively sought as a customer, of the Company at the time of Executive’s termination of employment any wireline telecommunications services, including but not limited to internet services, that are the type of services or products that the Company sold, attempted to sell or provided or attempted to provide to such customer as described in (b) above and (ii) soliciting or encouraging any employee of the Company to terminate employment or taking any other of the prohibited actions as described in (c) above.

Exhibit 10.1

(i) In consideration of the Executive’s undertakings set forth in this Section 8 with respect to periods after termination of employment, but only in the event that the Executive is entitled to the benefits and payments under Section 4(c) above, subject to subsection 4(c)(v) and Section 19 below, the Company will pay the Executive an amount equal to fifty percent (50%) of his Base Salary during the Non-Competition Period, in such periodic installments, not less frequently than monthly, as his Base Salary was being paid immediately prior to termination of employment, with a lump sum payment on the sixtieth (60th) day after termination of the Executive’s employment equal to the payments the Executive would have received had the payments commenced immediately following termination of the Executive’s employment and subsequent installments in equal periodic installments thereafter, no less frequently than monthly, less any sums which may be required to be deducted or withheld under applicable provisions of law.  In the event the Executive is not entitled to the benefits and payments under Section 4(c) above, the Company will not pay Executive any of the consideration set forth in this Section 8(i).

(j) In the event the Executive breaches any of the restrictions or provisions set forth in this Section 8, the Executive waives and forfeits any and all rights to any further payments under subsection (i) or otherwise under this Agreement and agrees to return to the Company the gross amount of any amounts previously paid, and the value of any benefits previously provided under this Agreement.  This waiver and forfeiture shall be effective even in the event a court refuses to enforce the restrictions set forth in this Section 8.

9. Representations.   The Executive represents and warrants to the Company that the execution, delivery and performance of this Agreement by the Executive does not conflict with, or result in the breach by the Executive or violation by the Executive of, any other agreement to which the Executive is a party or by which the Executive is bound.  The Executive hereby agrees to indemnify the Company, its officers, directors and shareholders and hold them harmless from and against any liability (including, without limitation, reasonable attorneys’ fees and expenses) which they may at any time suffer or incur arising out of or relating to any breach of an agreement, representation or warranty made by the Executive herein.  The Company represents and warrants that this Agreement and the transactions contemplated hereby have been duly authorized by the Company by all necessary corporate and shareholder action, and that the execution, delivery and performance of this Agreement by the Company does not conflict with, or result in the breach or violation by the Company of, its Certificate of Incorporation, Articles of Incorporation or Bylaws or any other agreement to which the Company is a party or by which it is bound.  The Company hereby agrees to indemnify the Executive and hold the Executive harmless from and against any liability (including, without limitation, reasonable attorneys’ fees and expenses) which the Executive may at any time suffer or incur arising out of or relating to any breach of an agreement, representation or warranty made by the Company herein.  Any indemnity to be paid hereunder shall be payable within thirty (30) days after the Company and the Executive agree that such amounts are owed or there is a final settlement or resolution of the claim or dispute for which the payments are required.

10. Remedies.   The parties hereto agree that the Company would suffer irreparable harm from a breach by the Executive of any of the covenants or agreements contained herein. Therefore, in the event of the actual or threatened breach by the Executive of any of the provisions of this Agreement, the Company may, in addition and supplementary to other rights and remedies existing in its favor, apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violation of the provisions hereof.  The Executive agrees that if a lawsuit or other proceeding is brought to enforce the terms of this Agreement or determine the validity of its terms and the Company prevails, the Company will be entitled to recover from the Executive its reasonable attorneys’ fees and court costs.  The Executive agrees that these provisions are reasonable.

11.Successors and Assigns.   This Agreement shall be binding upon and inure to the benefit of the Company and its affiliates and their successors and assigns, and shall be binding upon and inure to the benefit of the

Exhibit 10.1

Executive and the Executive’s legal representatives and assigns, provided that in no event shall the Executive’s obligations to perform services for the Company and its affiliates be delegated or transferred by the Executive.  The Company may assign or transfer its rights hereunder to a successor corporation in the event of a merger, consolidation or transfer or sale of all or substantially all of the assets of the Company’s business  ~~(provided,  however, that no such assignment or transfer shall have the effect of relieving the Company of any liability to the Executive hereunder or under any other agreement or document contemplated herein), but only if such assignment or transfer does not result in employment terms, conditions, duties or responsibilities which are or may be materially different than the terms, conditions, duties or responsibilities of the Executive hereunder~~.  If the Company assigns or transfers its rights under this Agreement to a successor corporation, the Executive’s obligations under Section 8 of this Agreement will be construed and enforceable with respect to the business and geographic scope of the Company only and will not be construed or enforceable with respect to the business and geographic scope of any successor corporation to which the Company’s rights may be assigned or transferred to the extent such business or geographic scope is greater than that of the Company at the time of such assignment or transfer.  The Executive may not transfer or assign the Executive’s rights and obligations under this Agreement

12. Modification or Waiver.   No amendment, modification, waiver, termination or cancellation of this Agreement shall be binding or effective for any purpose unless it is made in a writing signed by the party against whom enforcement of such amendment, modification, waiver, termination or cancellation is sought.  No course of dealing between or among the parties to this Agreement shall be deemed to affect or to modify, amend or discharge any provision or term of this Agreement. No delay on the part of the Company or the Executive in the exercise of any of their respective rights or remedies shall operate as a waiver thereof, and no single or partial exercise by the Company or the Executive of any such right or remedy shall preclude other or further exercises thereof.  A waiver of a right or remedy on any one occasion shall not be construed as a bar to or waiver of any such right or remedy on any other occasion.

13. Governing Law; Jurisdiction.   This Agreement and all rights, remedies and obligations hereunder, including, but not limited to, matters of construction, validity and performance shall be governed by the laws of the Commonwealth of Virginia without regard to its conflict of laws principles or rules.  To the full extent lawful, each of the Company and the Executive hereby consents irrevocably to personal jurisdiction, service and venue in connection with any claim or controversy arising out of this Agreement in the courts of the Commonwealth of Virginia located in Waynesboro, Virginia, and in the federal courts in the Western District of Virginia.

Exhibit 10.1

14. Excise Taxes.

(a) If any payment or distribution by the Company or any affiliate to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise pursuant to or by reason of any other agreement, policy, plan, program or arrangement, including without limitation any stock option, stock appreciation right or similar right, or the lapse or termination of any restriction on or the vesting or exercisability of any of the foregoing (a “Payment”), would be subject to the excise tax imposed by Code Section 4999 or to any similar tax imposed by state or local law, or any interest or penalties with respect to such tax (such tax or taxes, together with any such interest and penalties, being hereafter collectively referred to as the “Excise Tax”), then the benefits payable or provided under this Agreement (or other Payments as described above) shall be reduced (but not in excess of the amount of the benefits payable or provided under this Agreement) if, and only to the extent that, such reduction will allow the Executive to receive a greater Net After Tax Amount than such Executive would receive absent such reduction.

(b) The Accounting Firm (as defined below) will first determine the amount of any Parachute Payments (as defined below) that are payable to the Executive.  The Accounting Firm also will determine the Net After Tax Amount attributable to the Executive’s total Parachute Payments.

(c) The Accounting Firm will next determine the largest amount of payments that may be made to the Executive without subjecting the Executive to the Excise Tax (the “Capped Payments”).  Thereafter, the Accounting Firm will determine the Net After Tax Amount attributable to the Capped Payments.

(d)  The Executive then will receive the total Parachute Payments or the total Capped Payments, whichever provides the Executive with the higher Net After Tax Amount; however, if the reductions imposed under this Section 14 are in excess of the amount of benefits payable or provided under this Agreement, then the total Parachute Payments will be adjusted by first reducing, on a pro rata basis, the amount of any noncash or cash benefits under this Agreement, then noncash or cash benefits under any other plan, agreement or arrangement, then any cash payments under this Agreement and finally any cash payments under any other plan, agreement or arrangement.  The Accounting Firm will notify the Executive and the Company if it determines that the Parachute Payments must be reduced and will send the Executive and the Company a copy of its detailed calculations supporting that determination.

(e) As a result of the uncertainty in the application of Code Sections 280G and 4999 at the time that the Accounting Firm makes its determinations under this Section 14, it is possible that the Executive will have received Parachute Payments or Capped Payments in excess of the amount that should have been paid or distributed (“Overpayments”), or that additional Parachute Payments or Capped Payments should be paid or distributed to the Executive (“Underpayments”).  If the Accounting Firm determines, based on either the assertion of a deficiency by the Internal Revenue Service against the Company or the Executive, which assertion the Accounting Firm believes has a high probability of success or controlling precedent or substantial authority, that an Overpayment has been made, that Overpayment may, at the Executive’s discretion, be treated for all purposes as a loan ab initio that the Executive must repay to the Company immediately together with interest at the applicable Federal rate under Code Section 7872; provided, however, that no loan will be deemed to have been made and no amount will be payable by the Executive to the Company unless, and then only to the extent that, the deemed loan and payment would either reduce the amount on which the Executive is subject to tax under Code Section 4999 or generate a refund of tax imposed under Code Section 4999 and the Executive will receive a greater Net After Tax Amount than such Executive would otherwise receive.  If the Accounting Firm determines, based upon controlling precedent or substantial authority, that an Underpayment has occurred, the Accounting Firm will notify the Executive and the Company of that determination and the amount of that Underpayment will be paid to the Executive promptly by the Company after such determination.

Exhibit 10.1

(f) For purposes of this Section 14, the following terms shall have their respective meanings:

(i) “Accounting Firm” means the independent accounting firm currently engaged by the Company, or a mutually agreed upon independent accounting firm if requested by the Executive; and

(ii) “Net After Tax Amount” means the amount of any Parachute Payments or Capped Payments, as applicable, net of taxes imposed under Code Sections 1, 3101 (b) and 4999 and any State or local income taxes applicable to the Executive on the date of payment.  The determination of the Net After Tax Amount shall be made using the highest combined effective rate imposed by the foregoing taxes on income of the same character as the Parachute Payments or Capped Payments, as applicable, in effect on the date of payment.

(iii) “Parachute Payment” means a payment that is described in Code Section 280G(b)(2), determined in accordance with Code Section 280G and the regulations promulgated or proposed thereunder.

(g) The fees and expenses of the Accounting Firm for its services in connection with the determinations and calculations contemplated by the preceding subsections shall be borne by the Company.

(h) The Company and the Executive shall each provide the Accounting Firm access to and copies of any books, records and documents in the possession of the Company or the Executive, as the case may be, reasonably requested by the Accounting Firm, and otherwise cooperate with the Accounting Firm in connection with the preparation and issuance of the determinations and calculations contemplated by the preceding subsections.  Any determination by the Accounting Firm shall be binding upon the Company and the Executive.

15. Severability.  Whenever possible each provision and term of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision or term of this Agreement shall be held to be prohibited by or invalid under such applicable law, then such provision or term shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or affecting in any manner whatsoever the remainder of such provisions or term or the remaining provisions or terms of this Agreement.  If any provision contained in Sections 5 or 8 of this Agreement shall for any reason be held to be excessively broad or unreasonable as to time, territory, or interest to be protected, a court is hereby empowered and requested to construe such provision by narrowing it so as to make it reasonable and enforceable to the extent provided under applicable law.

16. Counterparts.   This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same Agreement.

17. Headings.   The headings of the Sections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part hereof and shall not affect the construction or interpretation of this Agreement.

18. Entire Agreement.   This Agreement (together with all documents and instruments referred to herein) constitutes the entire agreement, and supersedes all other prior agreements and undertakings, both written and oral, among the parties with respect to the subject matter hereof, including any prior employment or management continuity agreement under which the Executive hereby agrees to waive all rights and which is hereby terminated.

19.Section 409A.  It is intended that any payment or benefit which the

Exhibit 10.1

Executive is to be paid or provided in connection with this Agreement which is considered to be non-qualified deferred compensation subject to Section 409A of the Code, shall be paid and provided in a manner, and at such time, as complies with, or is exempt from, the applicable requirements of Section 409A of the Code.  In connection with effecting such compliance with, or exemption from, Section 409A of the Code, the following shall apply:

(a) Neither the Executive nor the Company shall take any action to accelerate or delay the payment of any monies and/or provision of any benefits in any matter which would not be in compliance with, or exempt from, Section 409A of the Code.

(b)If the Executive is a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, any payment or provision of benefits in connection with the Executive’s separation from service (as determined for purposes of Section 409A of the Code) shall not be made until six (6) months after the Executive’s separation from service or, if earlier, the Executive’s death (the “409A Deferral Period”) as and to the extent required under Section 409A of the Code.  In the event such payments are otherwise due to be made in installments or periodically during the 409A Deferral Period, the payments which would otherwise have been made in the 409A Deferral Period shall be accumulated and paid in a lump sum as soon as, and within thirty (30) days after, the 409A Deferral Period ends, and the balance of the payments shall be made as otherwise scheduled.  In the event such benefits are required to be deferred, any such benefits may be provided during the 409A Deferral Period at the Executive’s expense, and the Executive will have the right to reimbursement from the Company as soon as, and within thirty (30) days after, the 409A Deferral Period ends, and the balance of the benefits shall be provided as otherwise scheduled.

(c)For purposes of this Agreement, all rights to payments and benefits hereunder shall be treated as rights to receive a series of separate payments and benefits to the fullest extent allowed by Section 409A of the Code.

(d)For purposes of determining time of (but not entitlement to) the payment or provision of non-qualified deferred compensation under this Agreement subject to Section 409A of the Code in connection with the termination of the Executive’s employment, termination of employment will be construed to mean a “separation from service” within the meaning of Section 409A of the Code where it is reasonably anticipated that the Executive will not perform any further services after that date or that the level of bona fide services that the Executive will perform after that date (whether as an employee or independent contractor) will permanently decrease to no more than twenty percent (20%) of the average level of bona fide services the Executive performed over the immediately preceding thirty-six (36) month period.

(e)A “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code shall be determined on the basis of the applicable twelve (12) month period ending on the specified employee identification date designated by the Company consistently for purposes of this Agreement and similar agreements or, if no such designation is made, based on the default rules and regulations under Section 409A(a)(2)(B)(i) of the Code.

(f)Notwithstanding any of the provisions of this Agreement, the Company shall not be liable to the Executive if any payment or benefit which is to be provided pursuant to this Agreement and which is non-qualified deferred compensation subject to Section 409A of the Code otherwise fails to comply with, or be exempt from, the requirements of Section 409A of the Code.

[SIGNATURES APPEAR ON THE FOLLOWING PAGE]

Exhibit 10.1

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

Lumos Networks Operating Company

By:	/s/ Michael B. Moneymaker
Michael B. Moneymaker President

Executive

By:	/s/ Craig M. Drinkhall
Craig M. Drinkhall